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                                                                   EXHIBIT 10.21

                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of January 1, 2000, is by and between APCOA/Standard Parking, Inc., a Delaware corporation ("Company"), and James V. LaRocco ("Executive"), each sometimes individually referred to as "Party" or collectively as "Parties."

                                    RECITALS
                                    --------

     A. The Company is in the business of operating private and public parking facilities for itself, its subsidiaries, affiliates and others, and as a consultant and/or manager for parking facilities owned or operated by others throughout the United States (the Company and its subsidiaries and affiliates, and any other Company-controlled businesses engaged in parking garage management (in each case including their predecessors or successors) are referred to hereinafter as the "Parking Companies"); and

     B. Prior to the effective date of this Agreement, Executive has been employed by the Company; and

     C. In the course of Executive's employment previously and hereunder, Executive has and will have access to highly confidential and proprietary information of the Parking Companies and their clients, including without limitation the information referred to in Paragraph 6; and

     D. The Company desires to continue to employ Executive and Executive desires-to-continue to work-for the Company on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. Employment Period. Unless this Agreement is previously terminated by the Company, the Company shall employ Executive and Executive shall serve the Company, under the terms and conditions set forth in this Agreement, beginning January 1, 2000 ("Effective Date") and continuing until March 31, 2001 (the "Employment Period"). This Agreement shall automatically be renewed from year to year at the conclusion of the Employment Period, unless at least 90 days prior to the end of the Employment Period (or at least 90 days prior to the end of any subsequent one-year renewal period) the Company or Executive provides written notice to the other Party of an intent to terminate the Agreement. Notwithstanding any such termination, Paragraph 6 of this Agreement shall remain in full force and effect.
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     2. Position and Duties. During the Employment Period, Executive shall serve as Executive Vice President, with the duties and responsibilities currently associated with such position, as modified or amended from time to time by the Company in its sole discretion. During the Employment Period, Executive shall devote full attention and time during normal business hours to the business and affairs of the Company, use Executive's reasonable best efforts to carry out Executive's responsibilities under this Agreement faithfully and efficiently, and conform in all respects with the APCOA/Standard Parking Code of Business Conduct, as modified from time to time during the Employment Period (the "Code of Conduct"). Executive shall not, during the term of this Agreement, engage in any other business activities that might interfere with Executive's ability to devote his best efforts toward carrying out his responsibilities under this Agreement or might otherwise interfere with Executive's employment under this Agreement.

     3. Compensation. Subject to the terms of this Agreement, while he is employed by the Company, the Company shall compensate Executive for Executive's services as follows:

          (a) Incentive Compensation. Executive shall receive no base salary, rather, Executive shall be paid the following incentive fees (collectively sometimes hereinafter referred to as the "Incentive Compensation") based on the following formulae:

               (i) OPS Fee. Executive shall receive a fee (the "OPS Fee") for those parking facilities and locations operated by the Company for which: (x) Executive has Operating Responsibility; and (y) are from time to time specified on a Qualifying Certificate signed by the Company in the form of Exhibit A. (individually, a "Qualified Operating Facility" and collectively the "Qualified Operating Facilities") equal to:

               11% of the aggregate Net Operating Profit Of the Qualified Operating Facilities up to (and including) $2,151,000; and

               10% of the aggregate Net Operating Profit of the Qualified Operating Facilities in excess of $2,151,000.

          For purposes of this Agreement, the parking facilities listed on
          Schedule 3.a(i) are deemed Qualified Operating Facilities.

               (ii) Contract Fee. Executive shall receive a fee (the "Contract Fee") equal to 5 % of the Net Operating Profit for each parking facility operated by the Company pursuant to a contract (including, but not limited to management contract or leases) (the

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          "Parking Contracts"): (x) for which Executive is the Procuring Cause;
          (y) for which Executive has no Operating Responsibility; and (z) are from time to time specified on a Qualifying Certificate signed by the Company (individually a "Qualified Contract" and collectively the "Qualified Contracts"). For purposes of this Agreement "Procurring Cause" shall mean, absent Executive's direct involvement (i.e., "but for" Executives direct involvment) the Company would not have obtained the Parking Contract. The determination of whether Executive is deemed the Procuring Cause for the Company obtaining a Parking Contract shall be made by the Company, in it's sole discretion.

               (iii) Acquisition Commission. If Executive is deemed the Procurring Cause for the consummation of the acquisition of a parking company ("Target Company") by means of the acquisition of 100% of the outstanding capital stock of the Target Company or the acquisition of substantially all of the assets of the Target Company, Executive shall receive a one-time commission payment (the "Acquisition Commission") equal to 2% of the aggregate purchase price for the Target Company (the "Purchase Price'') up to $2 Million, and 1% of the aggregate Purchase Price in excess of $1 Million; provided, however, the total amount of the Acquisition Commission shall not exceed $100,000. The determination of whether Executive is deemed the Procurring Cause for the acquisition of a Target Company and entitled to the Acquisition Commission shall be made by the Company, in its sole discretion and shall be due and payable only upon the consummation of the acquisition of the Target Company. The Target Company subject to the Acquisition Commission must be specified on a Qualifying Certificate signed by the Company in the form of Exhibit A.

               (iv) Consulting Fees. Execufive--sha31--receive a consulting fee (the "Consulting Fee") equal to 10% of the Net Consulting Fees the Company earns from a Consulting Contract for which Executive is the Procurring Cause. The determination of whether Executive is deemed the Procurring Cause for the Company obtaining a Consulting Contract shall be made by the Company, in its sole discretion and shall be specified on a Qualifying Certificate signed by the Company in the form of Exhibit A.

               (v) Development Fee. Executive shall receive a fee (the "Development Fee") equal to 5% of the Net Development Fee the Company earns from a Development Project for which Executive is the Procuring Cause. The determination of whether Executive is deemed the Procuring Cause for the Company obtaining a Development Project shall be made by the Company, in it's sole discretion and shall be specified on

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          a Qualifying Certificate signed by the Company in the form of Exhibit
          A.

          (b) payment of Incentive Compensation. Executive shall be paid the Incentive Compensation in the following manner:

               (i) OPS Fee and Contract Fee.

                    a. Based on the aggregate of all Qualified Operating
               Facilities and Qualified Contracts, the Company will calculate the aggregate Net Operating Profit or aggregate Net Operating Loss of all Qualified Operating Facilities and Qualified Contracts. Within sixty (60) days following then end of each calendar year during the Employment Period, the Company shall remit to Executive the OPS Fee and Contract Fee for the preceeding calendar year, together with a true and complete copy of the Company's profit and loss statement for each Qualified Operating Facility and Qualified Contract showing the aggregate Net Operating Profit (or Net Operating Loss) and the OPS Fee and/or Contract Fee (if any) earned for the preceeding calendar year. Except as otherwise required by law, if at the end of any calendar year there is an aggregate Net Operating Loss for all Qualified Operating Facilities or Qualified Contracts, while Executive shall not be required to reimburse the Company for the Net Operating Loss, the Net Operating Loss shall be accrued, carried forward and applied as an off-set against any Incentive Compensation due or to become due to Executive under this Agreement until the entire accrued Net Operating Loss is off-set. No Incentive Compensation shall be paid-prior to the off-set of any such accrued Net Operating Loss, except as otherwise required by law.

                    b. In anticipation of Executive's services hereunder,
               Executive shall be paid a cash advance/draw on the 15~ day of the month (the "OPS Fee Cash Advance"), commencing January 15, 2000, equal to $14,340. The OPS Fee Cash Advance shall be an off-set against any OPS Fee earned and payable to Executive hereunder and shall be adjusted from time to time to take account of any additions or deletions to Qualified Operating Facilities. The Company agrees, however, that if this Agreement shall terminate before reimbursement to the Company of the total OPS Fee Cash Advance to the Date of Termination, Executive shall not be required to reimburse the Company for any OPS Fee Cash Advance not recouped prior to the termination of this Agreement.

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               (ii) Acquisition Commission. The Acquisition Commission shall be paid to Executive within 30 days of the satisfaction of all closing contingencies and the closing of the acquisition of the Target Company.

               (iii) Consulting Fee. The Consulting Fee shall be paid annually within sixty (60) days following the end of each calendar year during the Employment Period based upon Net Consulting Fees received by the Company during the preceeding calendar year, and shall be subject to:
          (a) adjustment for any excess Consulting Fees paid to Executive; and
          (b) off-set against any accrued Net Operating Losses. Simultaneously with each payment made hereunder, the Company shall provide Executive with a report containing all information reasonably necessary to verify the accuracy of the amount of such payment.

               (iv) Development Fee. The Development Fee shall be paid annually within sixty (60) days following the end of each calendar year during the Employment Period based upon the Net Development Fee received by the Company during the preceeding calendar year, and shall be subject to adjustment for any excess Development Fee paid to Executive. Simultaneously with each payment made hereunder, the Company shall provide Executive with a report containing all information reasonably necessary to verify the accuracy of the amount of such payment.

          (c) Definitions.

               (i) "Development Project" shall mean the development, construction and/or financing of a parking facility and/or related use facility for which the Company receives a separate development fee for its services in connection with the formulation and execution of a development project and the Development Project is specified on Qualifying Certificate signed by the Company in the form of Exhibit A.

               (ii) "Net Consulting Fee" shall mean that portion of the fee revenue received by the Company for providing consulting and advisory services pursuant to a separate consulting contract (the "Consulting Contract"), less any funds advanced by the Company in undertaking the performance of the services required by the Consulting Contract".

               (iii) "Net Development Fee" shall mean that portion of the fees received by the Company for providing the services in connection with a Development Project, less any funds advanced by the Company in undertaking the performance of the services required for the Development Project.

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              (iv) "Net Operating Profit" shall mean the gross revenues or fees received during the Employment Period pursuant to the terms of any Qualified Operating Facility or Qualified Contract, less direct operating expenses paid or accrued in connection with the operation of such parking facilities, including but not limited to rent, property taxes, onsite labor and related expenses, supplies, licenses, insurance, depreciation, amortization, all in an amount consistent with the Company's past practices. For purposes of calculating Net Operating Profit, direct operating expenses shall also include charges or fees for off-site supervision or administration including, but not limited to an allocation of regional operating expenses to the extent the regional operating expense allocation is reasonably attributable to the operations of the Qualified Operating Facility or Qualified Contract.

               (v) "Net Operating Loss" shall mean the deficit, if the gross revenues or fees recovered pursuant to the terms of any Qualified Operating Facility or Qualified Contract is exceeded by the operating expenses of any Qualified Operating Facility or Qualified Contract.

               (vi) "Operating Responsibility" shall mean such parking facilities which are included in Executive's administrative region or division for corporate reporting purposes and for which Executive has:
          (a) day-to-day operational responsibility, (b) responsibility to maintain owner/client relationships, and (c) direct P&L reporting responsibility and oversight.

               (vii) "Pro-Forma Operating Profit" shall mean, with respect to a Qualified Operating Facility or Qualified Contract, the operating profit mutually agreed to and set forth in the pro-forma budget attached to the Qualifying Certificate. For purposes of the parking facilities listed on Schedule 3.a(i), the Pro-Forma Operating Profit shall be $2,151,000.

          (d) Equity Plan. When the Company adopts an equity incentive plan or program "Equity Plan", for its key executives, the Executive shall be entitled to participate in the Equity Plan from and after its effective date in accordance with the terms and conditions of such plan.

          (e) Supplemental Pension. The Company shall provide Executive with a Supplemental Pension Plan as described in Exhibit B. The Company acknowledges and agrees that Executive has been employed by the Company in excess of twenty (20) years on a continuous basis and is entitled to receive 100% of the cash surrender value of the Insurance Policy described in Exhibit B in the event of Executive's resignation which is not associated with termination

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     for "cause" or for "disability" in accordance with and determined by the provision of the Supplemental Pension Plan.

          (f) Benefits. In addition to the foregoing, during the Employment Period Executive shall be entitled to those group medical, term life and disability insurance and other welfare benefit plans, practices, policies and programs listed on Exhibit C attached hereto, as in effect from time to time, on the same terms and conditions as those applicable to peer Executives.

          (g) Expenses. Executive shall be reimbursed by the Company for reasonable business expenses incurred on behalf of the Parking Companies in accordance with the policies and practices of the Company as in effect from time to time.

          (h) Vacations. Executive shall be entitled to four (4) weeks of annual vacation, to be taken in accordance with the Company's vacation policy as in effect from time to time and shall be taken at times which do not unreasonably interfere with Executive's duties.

     4. Termination of Employment.

          (a) Death or Disability. In the event of Executive's death during the Employment Period, the Executive's employment with the Company shall terminate automatically. The Company, in its sole discretion, shall have the right to terminate Executive's employment because of Executive's Disability during the Employment Period. For purposes of this Agreement, "Disability" means that (i) Executive has been unable, for a period of 180 consecutive days or for periods aggregating 180 business days in any period of twelve months (inclusive of any leave provided by the Company), to perform Executive's duties under this Agreement, With or without reasonable accommodation, as a ~- - result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers has determined that Executive's incapacity is total and permanent. A termination of Executive's employment by the Company for Disability shall be communicated to Executive by written notice and shall be effective on the 30th day after receipt of such notice by Executive (the "Disability Effective Date") unless Executive returns to full-time performance of Executive's duties before the Disability Effective Date.

          (b) By the Company. In addition to termination for Disability, the Company may terminate the Executive's employment during the Employment Period for Cause.

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     "Cause" means:

               (i) the continued and willful or deliberate failure of the Executive substantially to perform Executive's duties, or to comply with Executive's obligations, under this Agreement (other than as a result of physical or mental illness or injury);

               (ii) the failure or refusal of Executive to follow the reasonable directions of the Company's Board of Directors or of Executive's superiors;

               (iii) breach of Executive's duty of loyalty or the Executive's ethical obligations to the Company, including but not limited to a violation of the Code of Conduct;

               (iv) illegal conduct, gross misconduct, or other action by Executive that is willful and results in material damage to the business or reputation of the Company.

     Upon the occurrence of events constituting Cause as defined in subsections
     (i), (ii), or (iii) of this Section 4Co), the Company shall give the Executive advance written notice of any such termination for Cause and shall provide the Executive with a reasonable opportunity to cure, not to exceed ten (10) days. Such notice shall not be required in any case involving events that constitute Cause as defined in subsection (iv), even if such events also satisfy one of the alternative definitions of Cause.

          (c) Voluntarily by the Executive. Executive may terminate his employment by giving written notice to the Company not less-than sixty (60) days before the Date of Termination (hereinafter defined).

          (d) Date of Termination. The "Date of Termination" means the date of Executive's death, the Disability Effective Date, the effective date of Executive's termination with or without Cause, or the effective date of Executive's voluntary termination of employment. After Executive's termination occurs for any reason, other than a voluntary termination or termination for "Cause", in addition to any other obligations it may have to the Executive, the Company shall pay Executive:

               (i) the OPS Fee, Contract Fee and Consulting Fee, pro-rated through the Date of Termination, plus any Acquisition Commission earned as of the Date of Termination (each fee and commission netted against any aggregate Net Operating Loss), less the OPS Fee Cash
          Advance:

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               (ii) payment for unused vacation days accrued for the year in which Executive's termination occurs, as determined in accordance with the Company policy as in effect from time to time; and

               (iii) any other payments or benefits to be provided to Executive by the Company pursuant to any employee benefit plans or arrangements listed on Exhibit C, to the extent such amounts are due from the Company. Except as may otherwise be expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring Executive to be treated as employed by the Company for purposes of any employee benefit plan following the Date of Termination.

     5. Company Obligations upon Voluntary Termination or Termination for "Cause". If Executive's employment is terminated by the Company for Cause or if Executive voluntarily terminates his employment during the Employment Period, the Company shall pay Executive only those amounts specified in Paragraph 4(d)(ii) and (iii), in each case to the extent not yet paid, and the Company shall have no further obligations under this Agreement.

     6. Protection of the Company Assets (Confidentiality, Non-Competition and Other Matters).

          (a) Executive recognizes and acknowledges that the acquisition and operation of, and the providing of consulting services for, parking facilities is a unique enterprise and that there are relatively few firms engaged in these businesses in the primary areas in which the Parking Companies operate. Executive further recognizes and acknowledges that as a result of his employment with the Parking Companies Executive has had and will continue to have access to confidential information and trade secrets of the Parking Companies that constitute proprietary information that the Parking Companies are entitled to protect, which information constitutes special and unique assets of the Parking Companies, including, without limitation, (i) information relating to the Parking Companies' manner and methods of doing business, including, without limitation, strategies for negotiating leases and management agreements; (ii) the identity of the Parking Companies' clients, customers, lessors and locations, and the identity of any individuals or entities having an equity or other economic interest in any of the Parking Companies to the extent such identity has not otherwise been voluntarily disclosed by any of the Parking Companies;
     (iii) the specific confidential terms of management agreements, leases or other business agreements, including, without limitation, the duration of, and the fees, rent or other payments due thereunder; (iv) the identities of beneficiaries under land trusts; (v) the business, developments, activities or systems of the Parking Companies, including, without limitation, any marketing

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     or customer service oriented programs in the development stages or not otherwise known to the general public; (vi) information concerning the business affairs of any individual or firm doing business with the Parking Companies; (vii) financial data and the operating expense structure pertaining to any parking facility owned, operated, leased or managed by the Parking Companies or for which the Parking Companies have or are providing consulting services; and (viii) other confidential information and trade secrets relating to the operation of the Company's business (the matters described in this sentence hereafter referred to as the "Trade Secrets and Confidential Information").

          (b) Customer Relationships. Executive understands and acknowledges that the Company has expended significant resources over many years to identify, develop, and maintain its clients. Executive additionally acknowledges that the Company's clients have had continuous and long-standing relationships with the Company and that, as a result of these close, long-term, relationships, the Company possesses significant knowledge of its clients and their needs. Finally, Executive acknowledges that the Executive's association and contact with these clients is derived solely from his employment with the Company. Executive further acknowledges that the Company does business throughout the United States and that the Executive personally has had significant contact with the Company's clients solely as a result of his relationship with the Company in areas including:
     Cleveland, Ohio; Kansas City, Missouri.

          (c) Confidentiality. With respect to Trade Secrets and Confidential Information, and except as may be required by the lawful order of a court of competent jurisdiction, the Executive agrees that he shall:

               (i) hold all Trade Secrets in strict confidence and not publish or otherwise disclose any portion thereof to any person whatsoever except with the prior written consent of the Parking Companies;

               (ii) use all reasonable precautions to assure that the Trade Secret and Confidential Information is properly protected and kept from unauthorized persons;

               (iii) make no use of any Trade Secret or Confidential Information except as is required in the performance of his duties for the Parking Companies; and

               (iv) upon termination of his employment with the Parking Companies, whether voluntary or involuntary and regardless of the reason or cause, or upon the request of the Parking Companies, promptly return to the Parking Companies any and all documents and other things relating to any Trade Secret or Confidential Information, all

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          of which are and shall remain the sole property of the Parking
          Companies. The term "documents" as used in the preceding sentence shall mean all forms of written or recorded information and shall include, without limitation, all accounts, budgets, compilations, computer records (including, without limitation, computer, programs, software, disks, diskettes or any other electronic or magnetic storage media), contracts, correspondence, data, diagrams, drawings, financial statements, memoranda, microfilm or microfiche, notes, notebooks, marketing or other plans, printed materials, records and reports, as well as any and all copies, reproductions or summaries thereof.

     Notwithstanding the above, nothing contained in this Agreement shall restrict Executive from using, at any time after his termination of employment with the Company, information which is in the public domain (with the exception of Trade Secret and Confidential Information improperly placed in the public domain by Executive or anyone acting on his behalf) or knowledge acquired during the course of his employment with the Company which is generally known to persons of his experience in other companies in the same industry.

          (d) Assignment of Intellectual Property Rights. The Executive agrees to assign to the Company any and all intellectual property rights including patents, trademarks, copyright and business plans or systems developed, authored or conceived by the Executive while so employed and relating to the business of the Parking Companies, and the Executive agrees to cooperate with the Company's attorneys to perfect ownership rights thereof in the Company or any one or more of the Parking Companies. This agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Parking Companies was used and which was developed entirely on the Executive's own time, unless (i) the invention relates either to the business of the Parking Companies or to actual or demonstrably anticipated research or development of the Parking Companies, or (ii) the invention results from any work performed by the Executive for the Parking Companies.

          (e) Inevitable Disclosure. Based upon the representations the Executive has made in Paragraphs 6(a) and 6(b), the Executive acknowledges that the Company's business is highly competitive and that it derives significant value from both its Trade Secret and Confidential Information not being generally known in the marketplace and from its long-standing, near-permanent customer relationships. Based upon this acknowledgment and his acknowledgments in Paragraphs 6(a) and 6(b), the Executive further acknowledges that he inevitably would disclose the Company's Trade Secret and Confidential Information, including trade secrets, should the Executive serve as director, officer, manager, supervisor, consultant, independent contractor, owner of greater than 1% of the stock, representative, agent, or employee

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     (where Executive's duties as an employee would involve any level of strategic, advisory, technical, creative sales or other similar input) for any person, partnership, joint venture, firm, corporation, or other enterprise which is a competitor of the Company engaged in providing parking facility management services because it would be impossible for Executive to serve in any of the above capacities for such a competitor of the Company without using or disclosing the Company's Trade Secret and Confidential Information, including trade secrets.

          (f) Non-Solicitation. Executive agrees that while he is employed by the Company and for a period of eighteen months after the Date of Termination, the Executive shall not, directly or indirectly,

               (i) without first obtaining the express written permission of the Company's General Counsel, which may be withheld solely in the Company's discretion, contact or solicit business from any client or customer of the Company with whom the Executive had any contact or about whom the Executive acquired any Trade Secret or Confidential Information (or any other information) during or as a result of his employment with the Company. Likewise, Executive shall not, without first obtaining the express written permission of the Company's General Counsel, which may be withheld solely in the Company's discretion, directly or indirectly, contact or solicit business from any person responsible for referring business to the Company or who regularly refers business to the Company with whom the Executive had any contact or about whom the Executive acquired any Trade Secret or Confidential Information (or any other information) during or as a result of his employment with the Company. Executive's obligations set forth in this subparagraph are in addition to those obligations and representations, including those regarding Trade Secret and Confidential Information and Inevitable Disclosure set forth elsewhere in this Agreement and do not supersede, but supplement any and all of Executive's obligations as required under the common law; or

               (ii) take any action to recruit or to assist in the recruiting or solicitation for employment of any officer, employee or representative of the Parking Companies.

     It is not the intention of the Parking Companies to interfere with the employment opportunities of former employees except in those situations, described above, in which such employment would conflict with the legitimate interests of the Parking Companies. If the Executive, after the termination of his employment hereunder, has any question regarding the applicability of the above provisions to a potential employment opportunity, the Executive acknowledges that it is his responsibility to contact the Company so that the

                                       ]2
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     Company may inform the Executive of its position with respect to such opportunity.

          (g) Remedies. Executive acknowledges that the Parking Companies would be irreparably injured by a violation of the covenants of this Paragraph 6 and agrees that the Company, or any one or more of the Parking Companies, in addition to any other remedies available to it or them for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of any of the provisions of this Paragraph 6. If a bond is required to be posted in order for the Company or any one or more of the Parking Companies to secure an injunction or other equitable remedy, the Parties agree that said bond need not exceed a nominal sum. This Paragraph shall be applicable regardless of the reason for Executive's termination of employment, and independent of any alleged action or alleged breach of any provision hereby by the Company. If at any time any of the provisions of this Paragraph 6 shall b e determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this Paragraph 6 shall be considered divisible (with the other provisions to remain in full force and effec0 and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the Executive expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

     7. Successors.

          (a) This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had been taken place. As used in this Agreement, "Company" shall mean both the

     Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

     8. Miscellaneous.

          (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois without reference to principles of conflict of laws. The Parties further agree that any dispute involving or relating to this Agreement or Executive's employment must be submitted to the state or federal courts in Chicago, Illinois. The captions of this Agreement are for the convenience of the Parties only, are not part of the Agreement, and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the Parties or their respective successors and legal representatives.

          (d) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                         If to the Executive:
                         --------------------
                         James V. LaRocco
                         8661 Tanglewood Trail
                         Chagrin Falls, Ohio 44023

                         If to the Company:
                         ------------------
                         APCOA/Standard Parking, Inc.
                         900 North Michigan Avenue
                         Suite 1600
                         Chicago, Illinois 60611-1542
                         Attention: General Counsel

     or to such other address as either Party furnishes to the other in writing in accordance with this Paragraph 8(b). Notices and communications shall be effective when actually received by the addressee, unless the addressee has failed to communicate properly a change in address, when such notices and communications shall be effective upon mailing.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

          (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

          (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

          (f) Executive and the Company acknowledge that this Agreement supersedes any other agreement, whether written or oral, between them concerning its subject matter, including, but not limited to, any written or oral employment agreement between the Company and Executive.

          (g) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

          (h) In the event of litigation in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of litigation incurred by it, including attorneys' fees and, in the case of the Company, reasonable compensation for the services of its internal personnel.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its general partner, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/ James V. LaRocco
- -----------------------------
James V. LaRocco


APCOA/STANDARD PARKING, INC.

By:
   ---------------------------
Its:  Pres & CEO
    --------------------------

                         LIST OF EXHIBITS AND SCHEDULES
                         ------------------------------

Exhibit A - Qualifying Certificate

Exhibit B - Supplemental Pension Plan

Exhibit C - Other Benefits

Schedule 3(a)(i) - Existing Qualified Operating Facilities

                                   Exhibit A
                                   ---------

                             Qualifying Certificate
                             ----------------------

                                   EXHIBIT A
                                   ---------

                             QUALIFYING CERTIFICATE
                             ----------------------

     The undersigned hereby stipulate and agree that for purposes of the Employment Agreement dated as of April 1, 1999 between APCOA/Standard Parking, Inc. and James V. LaRocco, the following described undertaking shall qualify as:

                      Check (X) appropriate box and initial

     (a)    Qualified Operating Facility     [   ]     _______________
                                                           Initials
     (b)    Qualified Contract               [   ]     _______________
                                                           Initials
     (c)    Target Company                   [   ]     _______________
                                                           Initials
     (d)    Consulting Contract              [   ]     _______________
                                                           Initials
     (e)    Development Project              [   ]     _______________
                                                           Initials

                                  Description
                                  -----------
        Briefly describe, as applicable, (a), (b), (c), (d) or (e) above

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

     If the Incentive Compensation is other than as set forth in Paragraph 3 of the Employment Agreement, the parties stipulate and agree that the Incentive Compensation for the above-described services shall be as follows:

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                            APCOA/Standard Parking, Inc.

                                            By:
                                               ---------------------------
                                            (Name):
                                                  ------------------------
                                            (Title):
                                                   -----------------------
                                             Date:
                                                   -----------------------
Agreed and Approved by:

- -----------------------
James V. LaRocco
Date:
     ------------------

                                   Exhibit B
                                   ---------

                                       To
                                       --

                            Employment Agreement of
                            -----------------------

                                James V. LaRocco
                                ----------------

                   EXHIBIT D TO EXECUTIVE EMPLOYMENT AGREEMENT

                           DESIGNATION OF BENEFICIARY

     Effective July 1, 1995, I, the undersigned, entered into an Executive Employment Agreement with APCOA, INC. Pursuant to the terms of said Agreement. I have the right to designate a beneficiary to receive in the event of my death, certain payments pursuant to said Agreement. I, therefore, exercise and designate Cindi LaRocco to receive any such payments if (s)he survives me but if Cindi LaRocco does not survive me, I designate Estate. Any all previous designations of beneficiary made by me are herebye revoked, and I hereby reserve the right to revoke this designation of beneficiary.



                                                  /s/ James V. LaRocco
                                                  ---------------------------
                                                  JAMES V. LaROCCO

Date: 10/19/95
      --------

     Receipt of this Designation of Beneficiary form is acknowledged by the undersigned Secretary of APCOA, INC.

                                                  APCOA, INC.

                                                  By: /s/ James C. Burdett
                                                     ------------------------
                                                  Assistant Secretary

Date: 10/19/95
      --------

                                  EXHIBIT A-1

                           SUPPLEMENTAL PENSION PLAN

     IN CONSIDERATION of the mutual promises contained herein, it is by the Executive and the Company as follows:

     1. The Executive may retire from active employment at any time after he reaches ages 65.

     2. Upon retirement, the Company shall provide the Executive with a retirement benefit of 240 equal consecutive monthly payments of $4,166.67. The first monthly payment shall be made on the first day of the month coinciding with or next following the date of the Executive's retirement.

     3. In the event the Executive dies after commencement of payments under paragraph 2 hereof, but before he received the number of monthly installments set forth therein, the Company shall pay the remainder of said monthly installments to the executive's designated beneficiary hereunder. For purposes of this provision, the executive's designated beneficiary hereunder is Cindi LaRocco. Executive shall have the right to change such beneficiary at anytime hereafter, either prior to or after retirement, by notifying the Company in writing of such change.

     4. If the executive shall die prior to age 65 while in the active employment of the Company, the Company shall pay the Executive's designated beneficiary an aggregate of $491,000 in 60 equal monthly installments of $8,183.33. The first installment shall be paid on the first day of the month following the month in which the Executive dies.

     5. This Plan is part of a certain Executive Employment Agreement (the "Employment Agreement") dated July 1, 1995. Nothing herein shall prevent the Company from terminating the Employment for "cause" in accordance with the terms thereof, and in which event this Plan shall be terminated and void in all respects and neither party shall have any further responsibility for satisfying any obligations that may have otherwise arisen hereunder. However, should the Executive's employment terminate prior to retirement for any reason, other than for "cause", resignation, disability or death, the Insurance Policy shall be transferred by the Company to the Executive within thirty days after such termination, and the full value of the Insurance Policy and its full cash surrender value shall become the sole property of the Executive to do with as he sees fit.

In the event of the Executive's resignation which is not associated with termination for "cause" or for disability, the Company shall cancel the Insurance Policy and provide the Executive with the cash surrender value according to the following schedule:


                    After five (5} full years service           =    25%
                    After ten (10) full years' service          =    50%
                    After fifteen (15) full years' service      =    75%
                    After twenty (20) full Years' service       =   100%

     In the event of permanent disability the Company will continue to pay the premiums on the full value of the Insurance Policy for twelve months following the Executive's termination because of such disability in accordance with
Section 4(b) of the Employment Agreement and after twelve months to transfer the full value of the Insurance Policy to the Executive within thirty days. The full value of the Insurance Policy and its full cash current value shall become the sole property of the Executive to do with as he sees fit, and the Company shall have no further responsibility to fulfill any terms of the Plan or to continue to pay premiums on the Insurance Policy after the transfer of the Insurance Policy has been completed.

     6. For so long as Executive is receiving payments hereunder, Executive agrees that Sections 5, 6 and 7 of the Employment Agreement shall remain in full force.

     7. Nothing in this Plan shall prevent Executive from receiving, in addition to any amounts he may be entitled to under the Plan, any amounts which may be distributable to him at any time under any pension plan, profit sharing or other incentive compensation or similar plan of the Company now if effect or which may hereafter be adopted.

     8. This Plan shall be binding upon the Executive, his heirs, executors, administrators and assigns, and on the Company, its successors and assigns. The rights of Executive hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge.

     9. This Plan may be altered, changed, amended or terminated only by writing signed by the party to be bound thereby.

     10. This document has been executed in the State of Ohio and shall be interpreted in accordance with the laws of that State without regard to conflict of law provisions.

     11. This document contains the entire agreement between the parties with respect to the subject matter hereof, supersedes any and all prior discussions or agreements the parties may have had with respect thereto (including any prior Supplemental Pension Plan).

                                   Exhibit C
                                   ---------

                                    BENEFITS
                                    --------

                                       TO
                                       --

                              EMPLOYMENT AGREEMENT
                              --------------------

(i)  Insurance:
     ----------

(A)  LIFE INSURANCE
     Standard Security of Oregon
     $225,000

(B)  ACCIDENTAL DEATH AND DISMEMBERMENT
     Standard Security of Oregon
     $225,000

(C)  BASIC LONG TERM DISABILITY
     Standard Security of Oregon
     Maximum $10,000 per month if disabled more than 90 days

(D)  EXECUTIVE LONG TERM DISABILITY
     Cigna
     $4,700 per month if disabled more than 90 days

(E)  HEALTH INSURANCE
     Cigna
     Point of Service Plan
     Family medical and dental - company paid

(F)  EXECUTIVE MEDICAL REIMBURSEMENT
     Self-administered
     Reimburses employee for all out-of-pocket expenses recognized by the IRS as deductible medical expenses.

(ii) 401(k)/Wrap:
     ------------
(A) APCOA/Standard Parking Employee Retirement Trust and Plan - 401(K) PLAN KeyBank

     Company match of $.50/$1.00 of contribution up to 4% of Incentive Compensation up to permitted legal limits.

(B)  APCOA/Standard Parking Wrap Plan
     KeyBank
     Deferred compensation plan allows employee to contribute up to 85% of annual salary in a tax-deferred account.

(iii) Company Automobile:
      -------------------

     The Company shall furnish the Executive with an automobile, will provide appropriate insurance coverage for such automobile, and will reimburse the Executive for all gasoline, and maintenance costs relating to such automobile. Any such reimbursement shall be conditioned upon Executive presenting to the Company, in accordance with applicable Company policies and procedures. In the event of the Executive's termination of employment because of Disability (as defined in Paragraph 4(a)) the Executive shall be entitled to receive $9,600 (which represents the estimated annual value of the Executive's right to use an automobile provided by the Company and related costs associated to the operation of such automobile), payable in twelve (12) equal monthly installments commencing on the first day of the month next following the Disability Effective Date.

(iv) D&O Insurance/Indemnity:
     ------------------------

     The Executive shall be provided with directors and officers liability insurance coverage to the same extent as the other Directors and/or senior officers of the Company, and shall be indemnified by the Company to the full extent permitted by law against liability claims arising out of his activities as an employee of the Company or a member of the Board.

                                Schedule 3.a(i)
                                ---------------

                                       TO
                                       --

                 EMPLOYMENT AGREEMENT DATED AS OF APRIL 1, 1999
                 ----------------------------------------------

Cleveland Hopkins Airport

Cleveland Park Air Express

Dayton Park Air Express

Atlanta Park Air Express

Pittsburgh Park Air Express

Oklahoma City Park Air Express

Express Auto Park (Houston)

Grayton Road (Cleveland)

NWA Shuttle (Detroit)

CHIA Shuttle

Cleveland Car Rental Shuttle